Exhibit 99.1
Investindustrial Completes Acquisition of TreeHouse Foods
TreeHouse Foods Shareholders are Entitled to Receive $22.50 Per Share in Cash and One Contingent Value Right Per Share
OAK BROOK, Ill., February 11, 2026 – TreeHouse Foods, Inc. ( “TreeHouse Foods” or “the Company”) and Industrial F&B Investments III, Inc., an independently managed investment subsidiary of Investindustrial VIII SCSp (“Investindustrial”), part of a leading European group of independently managed investment, holding, and advisory companies, today announced that Investindustrial has completed its previously announced acquisition of TreeHouse Foods in an all-cash transaction for a total Enterprise Value of $2.9 billion, plus the value of the CVRs as set forth below.
In connection with the closing of the transaction, Industrial F&B Investments III, Inc. was merged with and into TreeHouse Foods, with TreeHouse Foods continuing as the surviving corporation. As a result, Investindustrial has acquired TreeHouse Foods. TreeHouse Foods shareholders of record as of the closing date are entitled to receive $22.50 per share in cash for each share of common stock owned, and one non-transferable contingent value right (“CVR”) per common share. The CVR provides a holder with an opportunity to receive certain net proceeds, if any are recovered, from the ongoing TreeHouse Foods, Inc. et al. v. Green Mountain Coffee Roasters, Inc. et al. litigation relating to part of TreeHouse Foods’ coffee business. The specific terms and conditions of the CVR are set forth in the CVR Agreement filed with the SEC.
The upfront cash portion of the consideration of $22.50 per common share represents an equity value of $1.2 billion, a 38% premium to TreeHouse Foods’ closing share price on September 26, 2025, the last full trading day prior to market speculation around a transaction, and a 29% premium to the Company's 30-day volume-weighted average share price on September 26, 2025. TreeHouse Foods’ common stock will no longer be listed on the New York Stock Exchange and TreeHouse Foods will become a private company.
Advisors
Goldman Sachs & Co. LLC served as financial advisor to TreeHouse Foods. Jones Day served as legal counsel.
Lazard, RBC Capital Markets and Deutsche Bank served as financial advisors to Investindustrial. RBC Capital Markets, Deutsche Bank and KKR Capital Markets provided Investindustrial with financing support for the transaction. Skadden, Arps, Slate, Meagher & Flom LLP served as legal counsel to Investindustrial on the acquisition, and Paul, Weiss, Rifkind, Wharton & Garrison LLP served as financing legal counsel.

ABOUT TREEHOUSE FOODS
TreeHouse Foods, Inc. is a leading private brands snacking and beverage manufacturer in North America. Our purpose is to engage and delight - one customer at a time. Through our customer focus and category experience, we strive to deliver excellent service and build capabilities and insights to drive mutually profitable growth for TreeHouse and for our customers. Our purpose is supported by investment in depth, capabilities and operational efficiencies which are aimed to capitalize on the long-term growth prospects in the categories in which we operate.
ABOUT INVESTINDUSTRIAL
Investindustrial is a leading European group of independently managed investment, holding, and advisory companies with €17 billion of raised fund capital. With sustainability principles deeply embedded into the firm’s core approach, Investindustrial has a 35-year history of providing mid-market companies with capital, industrial expertise, operational focus and global platforms to accelerate sustainable value creation and international expansion.
Certain companies of the Investindustrial group are authorized by, and subject to regulatory supervision of the FCA in the United Kingdom, the CSSF in Luxembourg and the FSRA in Abu Dhabi Global Market. References to ‘Investindustrial’ are of generic nature, for ease of reading, and may refer, depending on the context, to a fund or any of its independently managed subsidiaries. Investindustrial’s investment companies act independently from each other and each Investindustrial fund. More information is available at www.investindustrial.com.
INVESTINDUSTRIAL’S USE OF TERMS
The terms “group”, “Investindustrial”, “we”, “us” (and similar) in this document have been used only for practical ease of reading and do not intend to imply any specific reference to a legal definition or any activity of control by any individual or company with respect to other companies. Investindustrial companies are each independently managed by their respective boards of directors. The term “Investindustrial” may refer where the context requires to companies other than the investment subsidiary of the fund Investindustrial Group’s investment companies act independently from each other and each Investindustrial fund.
Please also note that any hyperlink or website mentioned herein, and information and links contained therein are not part of this communication and should not be considered as incorporated by reference herein.

Contacts
Julia Fisher
Edelman Smithfield
(646) 301-2968
Julia.fisher@edelmansmithfield.com